Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of August 21, 2018, by and between Sport Endurance, Inc. (“SENZ”), the sole shareholder of Yield Endurance, Inc. (“Yield”), and Madison Partners, LLC a Delaware limited liability company (the “Buyer”).

Preliminary Statements

WHEREAS, SENZ owns all of the issued and outstanding shares of capital stock of Yield (the “Shares”) and desires to sell to Buyer, and Buyer desires to purchase, on the terms and conditions set forth in this Agreement, all of the Shares.

WHEREAS, SENZ, Yield and certain third parties have entered into a certain agreement, dated August 21, 2018, to restructure certain of SENZ’ prior agreements (the “Restructure Agreement”, together with this Agreement, the Release, and the Warrants (as such terms are defined therein) and each of the other agreements entered into in connection with the transactions contemplated herein, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

Purchase of Securities; Consideration

1.1     Securities to be Purchased; Closing.

(a)     Subject to the terms and conditions set forth herein, pursuant to the Restructure Agreement, on the Closing Date, SENZ shall sell and transfer to Buyer, and Buyer shall purchase from SENZ all of SENZ’s right, title and interest in and to one-hundred (100%) percent of the Shares which Shares shall in the aggregate represent all of the issued and outstanding capital stock of Yield as of the Closing Date. Except as disclosed on Schedule 1.1, the Shares are free and clear of all liens.

(b)     Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at a closing at the offices of Sichenzia Ross Ference Kesner, LLP 1185 Avenue of the Americas, Suite 3700, New York, NY 10036 (the “Closing”) at 12:00 p.m. local time, on the Closing Date (as defined in the Restructuring Agreement of which this Agreement is a part) or at such other place as may be agreed to by the parties in writing. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(c)     At the Closing, SENZ shall deliver or cause to be delivered to Buyer (i) all of the certificates representing the Shares duly endorsed in blank, and proper forms of transfer, sufficient to convey to Buyer good title to the Shares free and clear of any and all claims or liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto, and (ii) such other documents as may be specified, or required to satisfy the conditions set forth in the Transaction Documents.

1.2     Contracts.

Schedule 1.2 sets forth a list of all material written agreements, arrangements or commitments to which Yield is a party or by which any of its assets is bound or affected (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 1.2 being referred to herein collectively as the “Contracts”), including, without limitation with respect to Yield:

(a)     each partnership, joint venture or similar agreement of Yield with another Person;

(b)     each contract or agreement under which Yield has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than $1,000 in principal amount or under which Yield has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of $1,000;

(c)     each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of Yield of more than $1,000 per year;

(d)     each contract or agreement which involves or contributes to Yield, aggregate annual remuneration which is reasonably expected to exceed 5% of Yield’s consolidated annual net revenues for the twelve months ended December 31, 2018, or $1,000, whichever is less;

(e)     all leases and subleases from any third person to Yield, in each case requiring annual lease payments in excess of $1,000;

(f)     each contract or agreement to which Yield or any of its Affiliates is a party limiting the right of Yield (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Yield or (ii) to solicit any customer or client;

(g)     fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by Yield;

(h)     all collective bargaining or other labor union contracts or agreements to which Yield is a party or applicable to persons employed by Yield;

(i)     all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of Yield; and

(j)     all other contracts or agreements which individually or in the aggregate are material to Yield or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by Yield without penalty or other adverse consequence.

Schedule 1.2 further identifies each of the Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Contracts are each in full force and effect and are the valid and legally binding obligations of Yield which is a party thereto and are valid and binding obligations of the other parties thereto. To the knowledge of SENZ, Yield is not a party to, nor is its business or any of its assets bound by, any oral agreement. Yield is not in default under its organizational documents or in default under any Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all colorable imitations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets under applicable state laws and the common law and know-how (including formulas, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, object code, diagrams, data and related documentation), and (f) all copies and tangible embodiments of the foregoing (in whatever form or medium).

1.3     Tax Matters. Except as set forth on Schedule 1.3:

(a)     All Tax Returns required to be filed on or before the Closing Date by or with respect to Yield have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. Except for Taxes reflected or reserved against, Yield has paid all Taxes due and with respect to Taxes not yet due, all such Taxes not yet paid have been appropriately reserved against in accordance with GAAP. Neither Yield nor SENZ is subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes. Neither Yield nor SENZ is a party to any tax sharing agreement.

(b)     As of the date hereof, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of Yield or SENZ, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c)     During the last five years there has been no and as of the date hereof there are no presently pending audits or other administrative proceedings or court proceedings with respect to any Taxes of Yield or SENZ.  No claim has ever been made by a governmental entity in a jurisdiction where Yield does not file a Tax Return that Yield is or may be subject to taxation by that jurisdiction.

(d)     All Taxes required to be withheld by Yield and SENZ have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate governmental entity.

(e)     There are no Tax liens upon the assets of Yield except liens for Taxes not yet due and payable.

1.4     Guaranties. Except as set forth on Schedule 1.4, Yield is not a party to any guaranty, and no Person is a party to any guaranty for the benefit of Yield.

1.5     Banks. Schedule 1.5(a) sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which Yield has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Yield in matters concerning their business or affairs. Except as otherwise set forth in Schedule 1.5(b), no such proxies, powers of attorney or other like instruments are irrevocable.

1.6     Accuracy of Information Furnished. To the knowledge of SENZ, no representation, statement or information contained in this Agreement (including the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Buyer or its representatives by SENZ, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents listed or described in the various Schedules attached hereto and provided by SENZ to Buyer are true, accurate and complete.

ARTICLE 2

Additional agreements

2.1     Confidentiality. SENZ acknowledges that all confidential or proprietary information with respect to the business and operations of Yield is valuable, special and unique. SENZ shall not, at any time before or after the Closing Date (except as required in connection with his services to Yield) disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to Yield or Buyer, whether or not for such SENZ’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to Yield, Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by such SENZ or a Person to whom such SENZ has provided such information. SENZ acknowledges that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Buyer and Yield.

2.2     Intentionally Omitted.

2.3     Indemnification.

(a)     Indemnification by SENZ. SENZ agrees to defend, indemnify and hold harmless Buyer and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i)     (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties of SENZ contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of SENZ contained in this Agreement;

(ii)     any and all Indemnified Losses for Taxes attributable to all years or portions thereof ending on or prior to the Closing Date imposed on Yield or Senz;

(iii)     any and all capital or other Taxes related to or arising from the sale and transfer of shares contemplated hereby by reason of any Liability of Yield or its shareholders for such Taxes as assessed by any taxing authority against any SENZ and/or Yield either before or after the Closing Date;

(iv)     any and all Indemnified Losses related to or arising from claims for breach of contract existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of Yield or any SENZ, which occurred prior to the Closing Date;

(v)     any and all Indemnified Losses related to or arising from any products delivered by Yield prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death (which shall exclude any claims which have specifically been reserved or allowed for in sufficient amounts to fully cover the Indemnified Loss prior to the Closing Date); and

(vi)     any and all Indemnified Losses which relate to any legal and/or governmental proceedings which are not set forth on Schedule 2.3(vi), existing on or prior to the

Closing Date, and/or which are brought after the Closing Date for acts and omissions of Yield or any SENZ, which occurred prior to the Closing Date.

(b)     Indemnification Procedure. Any party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(c)     Indemnification Procedure as to Third Party Claims.

(i)     Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 2.3(c), a “Claim” or “Claims”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations herein after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of this Section 2.3, assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party, and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party.

(ii)     If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)     As used in this Section 2.3, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(d)     Reserved.

(e)     No Contribution. The obligations of SENZ to indemnify Buyer pursuant to the terms of this Agreement are primary obligations of SENZ, subject to the limitations set forth herein. SENZ hereby waives any right to seek or obtain indemnification or contribution from Yield for Indemnified Losses as a result of any breach by Yield of any representation, warranty or covenant contained in this Agreement.

2.4     Limitations on Liabilities. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate sums payable by SENZ for Indemnified Losses (other than sums payable as a result of fraud or breaches of the representations and warranties set forth in Section 1.2 through Section 1.5) exceed $100,000.

ARTICLE 3

Miscellaneous

3.1     Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by email delivery followed by overnight next business day delivery, as follows:

If to SENZ:	Sport Endurance, Inc.
101 Hudson Street, 21st Floor
Jersey City, New Jersey 07302
Attention: David Lelong
Email: david@sportendurancehq.com

With a copy to:	Nason, Yeager, Gerson, White & Lioce, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

If to the Buyer or Yield: at the address listed for Buyer on the signature page hereto.

With a copy to:	Sichenzia Ross Ference Kesner, LLP
1185 Avenue of the Americas, 37th Floor

New York, New York, 10036
Attn: Harvey Kesner, Esq.
Email: hkesner@srfkllp.com

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

3.2    Entire Agreement. This Agreement, the Transaction Documents and each of the Schedules thereto contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

3.3     Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of Buyer’s Affiliates, whether such Affiliate currently exists or is formed in the future, so long as such Affiliate of Buyer agrees in writing to be bound by the terms of this Agreement and Buyer agrees to guarantee such Affiliate’s obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

3.4     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

3.5     Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

3.6     Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

3.7     Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. SENZ’s covenants to Buyer that in no event shall any of SENZ’s Costs be paid by Yield.

3.8     Headings and References. The Article and other Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. All capitalized terms not defined in this Agreement shall have the same meaning as in the Restructure Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

3.9     Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.10    Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party; provided, however, to the extent that both parties prevail on claims filed against the other, in a consolidated action, then the aggregate amount of fees and expenses of counsel to both parties shall be allocated between Buyer and SENZ so that each party’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the amount awarded each party on their prevailing claim bears to the total amount awarded in the litigation on all prevailing claims and any party that has paid less than its allocated expenses shall immediately remit to the other party the difference between the amount allocated and the amount previously paid.

3.11    Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

3.12   Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the state courts sitting in the County of New York, New York and the U.S. District Court for the Southern District of New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the state courts sitting in the County of New York, New York and the U.S. District Court for the Southern District of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York has been brought in an inconvenient forum. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

3.13    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(Signature Page Follows)

NOW, THEREFORE, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Buyer:

By:
Name:
Title:
Address:

Email:

Sport Endurance, Inc.

By:
Name: David Lelong:
Title: Chief Executive Officer